Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diageo plc

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Audit plc

KPMG Audit plc

London

8 February 2012